Exhibit 3.1.

CITIZENS & NORTHERN CORPORATION

Amendments to Bylaws

NOW THEREFORE, BE IT RESOLVED, that Section 1.1 of Article I of the Corporation’s bylaws be amended and restated to read in its entirety as follows (new language underlined):

“Section 1.1. Annual Meeting. The regular annual meeting of shareholders for the election of directors and the transaction of whatever other business may properly come before the meeting shall be held at such place or places, within or without the Commonwealth of Pennsylvania, as shall be determined by the Board of Directors from time to time. Notice of such meeting shall be mailed, postage prepaid, at least ten (10) days prior to the meeting date, addressed to each shareholder at his address appearing on the books of the Corporation. Notwithstanding the preceding sentences, if a meeting of the shareholders is held by means of the internet or other electronic communications technology in a fashion pursuant to which the shareholders have the opportunity to read or hear the proceedings substantially concurrently with their occurrence, vote on matters submitted to the shareholders, pose questions to the directors, make appropriate motions and comment on the business of the meeting, the meeting need not be held at a particular geographic location.”

FURTHER RESOLVED, that Section 1.5 of Article I of the Corporation’s bylaws be amended and restated to read in its entirety as follows (new language underlined):

“Section 1.5. Quorum. A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, unless otherwise provided by law; but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. The presence or participation, including voting and taking other action, at a meeting of shareholders or the expression of consent or dissent to corporate action by a shareholder by conference telephone or other electronic means, including, without limitation, the internet, shall constitute the presence of, or vote or action by, or consent or dissent of the shareholder for purposes of these bylaws. A majority of the votes cast shall decide every question or other matter submitted to the shareholders at any meeting, unless otherwise provided by law or by the Articles of Incorporation.”